--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 4, 1999
                                     AMONG
                               INTEL CORPORATION,
                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                                      AND
                             INTEL RSW CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE 1  THE MERGER.........................................................    1
  Section 1.1.    The Merger..................................................    1
  Section 1.2.    Effective Time..............................................    1
  Section 1.3.    Closing of the Merger.......................................    1
  Section 1.4.    Effects of the Merger.......................................    1
  Section 1.5.    Certificate of Incorporation and Bylaws.....................    1
  Section 1.6.    Directors...................................................    2
  Section 1.7.    Officers....................................................    2
  Section 1.8.    Conversion of Shares........................................    2
  Section 1.9.    Dissenters' Rights..........................................    2
  Section 1.10.   Exchange of Certificates....................................    2
  Section 1.11.   Stock Options...............................................    4

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................    5
  Section 2.1.    Organization and Qualification; Subsidiaries; Investments...    5
  Section 2.2.    Capitalization of the Company and its Subsidiaries..........    6
  Section 2.3.    Authority Relative to this Agreement; Recommendation........    7
  Section 2.4.    SEC Reports; Financial Statements...........................    7
  Section 2.5.    Information Supplied........................................    7
  Section 2.6.    Consents and Approvals; No Violations.......................    8
  Section 2.7.    No Default..................................................    8
  Section 2.8.    No Undisclosed Liabilities; Absence of Changes..............    8
  Section 2.9.    Litigation..................................................    9
  Section 2.10.   Compliance with Applicable Law..............................    9
  Section 2.11.   Employee Benefits...........................................   10
  Section 2.12.   Labor and Employment Matters................................   13
  Section 2.13.   Environmental Laws and Regulations..........................   14
  Section 2.14.   Taxes.......................................................   14
  Section 2.15.   Intellectual Property.......................................   15
  Section 2.16.   Insurance...................................................   19
  Section 2.17.   Certain Business Practices..................................   19
  Section 2.18.   Product Warranties..........................................   20
  Section 2.19.   Suppliers and Customers.....................................   20
  Section 2.20.   Vote Required...............................................   20
  Section 2.21.   Tax Treatment...............................................   20
  Section 2.22.   Affiliates..................................................   20
  Section 2.23.   Opinion of Financial Adviser................................   20
  Section 2.24.   Brokers.....................................................   20
  Section 2.25.   Representations Complete....................................   20

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION...........
                                                                                 21
  Section 3.1.    Organization................................................   21
  Section 3.2.    Capitalization of Parent and its Subsidiaries...............   21
  Section 3.3.    Authority Relative to this Agreement........................   22
  Section 3.4.    SEC Reports; Financial Statements...........................   22
  Section 3.5.    Information Supplied........................................   22
  Section 3.6.    Consents and Approvals; No Violations.......................   22
  Section 3.7.    Litigation..................................................   23
  Section 3.8.    Tax Treatment...............................................   23
  Section 3.9.    Brokers.....................................................   23
  Section 3.10.   No Prior Activities.........................................   23

                                                                                PAGE
                                                                                ----
  Section 3.11.   No Undisclosed Liabilities; Absence of Changes..............   23
  Section 3.12.   Compliance with Applicable Law..............................   23
  Section 3.13.   Representations Complete....................................   23

ARTICLE 4  COVENANTS..........................................................   24
  Section 4.1.    Conduct of Business of the Company..........................   24
  Section 4.2.    Preparation of S-4 and the Proxy Statement..................   26
  Section 4.3.    No Solicitation or Negotiation..............................   26
  Section 4.4.    Comfort Letters.............................................   27
  Section 4.5.    Meeting of Stockholders.....................................   28
  Section 4.6.    Nasdaq National Market......................................   28
  Section 4.7.    Access to Information.......................................   28
  Section 4.8.    Certain Filings; Reasonable Efforts.........................   29
  Section 4.9.    Public Announcements........................................   30
  Section 4.10.   Indemnification and Directors' and Officers' Insurance......   30
  Section 4.11.   Notification of Certain Matters.............................   31
  Section 4.12.   Affiliates; Tax-Free Reorganization.........................   31
  Section 4.13.   Additions to and Modification of Company Disclosure
                  Schedule....................................................   31
  Section 4.14.   Access to Company Employees.................................   32
  Section 4.15.   Company Compensation and Benefit Plans......................   32
  Section 4.16.   Convertible Subordinated Notes..............................   32
  Section 4.17.   Immigration, Visas..........................................   32

ARTICLE 5  CONDITIONS TO CONSUMMATION OF THE MERGER...........................   32
  Section 5.1.    Conditions to Each Party's Obligations to Effect the
                  Merger......................................................   32
  Section 5.2.    Conditions to the Obligations of the Company................   33
  Section 5.3.    Conditions to the Obligations of Parent and Acquisition.....   33

ARTICLE 6  TERMINATION; AMENDMENT; WAIVER.....................................   34
  Section 6.1.    Termination.................................................   34
  Section 6.2.    Effect of Termination.......................................   35
  Section 6.3.    Fees and Expenses...........................................   35
  Section 6.4.    Amendment...................................................   36
  Section 6.5.    Extension; Waiver...........................................   36

ARTICLE 7  MISCELLANEOUS......................................................   36
  Section 7.1.    Nonsurvival of Representations and Warranties...............   36
  Section 7.2.    Entire Agreement; Assignment................................   36
  Section 7.3.    Service Credit..............................................   36
  Section 7.4.    Validity....................................................   37
  Section 7.5.    Notices.....................................................   37
  Section 7.6.    Governing Law and Venue; Waiver of Jury Trial...............   38
  Section 7.7.    Descriptive Headings........................................   39
  Section 7.8.    Parties in Interest.........................................   39
  Section 7.9.    Certain Definitions.........................................   39
  Section 7.10.   Personal Liability..........................................   40
  Section 7.11.   Specific Performance........................................   40
  Section 7.12.   Counterparts................................................   40

                               TABLE OF EXHIBITS

Exhibit A......................  Form of Affiliate Agreement
                                 Form of Representations Relating to Tax Matters of the
Exhibit B-1....................  Company
                                 Form of Representations Relating to Tax Matters of Parent
Exhibit B-2....................  and Acquisition
                                 Matters to be Covered by Opinion of Legal Counsel to the
Exhibit C......................  Company
                                 Matters to be Covered by Opinion of Legal Counsel to Parent
Exhibit D......................  and Acquisition
Exhibit E......................  Form of Certificate of Merger

                               TABLE OF CONTENTS
                                       TO
                          COMPANY DISCLOSURE SCHEDULE

  [THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE SECURITIES AND EXCHANGE COMMISSION COPIES OF ANY OF THE FOLLOWING OMITTED SCHEDULES UPON REQUEST OF THE
                                  COMMISSION]

Section 2.1(a).............................................  Subsidiaries
Section 2.1(b).............................................  Good Standing
Section 2.1(c).............................................  Equity Investments
Section 2.2................................................  Warrants
Section 2.6................................................  Consents and Approval
Section 2.7................................................  Defaults
                                                             Undisclosed Liabilities; Absence of
Section 2.8................................................  Changes
Section 2.9................................................  Litigation
Section 2.11(a)............................................  Employee Plans
Section 2.11(b)............................................  Employment and Related Agreements
                                                             Employee Benefits Affected by this
Section 2.11(c)............................................  Transaction
Section 2.11(d)............................................  Employee Benefits to Former Employees
Section 2.11(e)............................................  Employee Matters
Section 2.11(f)............................................  Lawsuits
Section 2.11(h)............................................  Reportable Events/Prohibited Transactions
Section 2.11(i)............................................  Outstanding Options
Section 2.11(k)............................................  Compensation and Benefit Plan Events
Section 2.11(l)............................................  Foreign Plans
Section 2.11(m)............................................  Post Effective Time Amendments
Section 2.11(p)............................................  Limitations on Amendments and Terminations
Section 2.12...............................................  Labor and Employment Matters
Section 2.13...............................................  Environmental Laws and Regulations
Section 2.14(b)............................................  Delinquent or Inaccurate Tax Returns
Section 2.14(c)............................................  All Taxes Paid
Section 2.14(d)............................................  Tax Claims
Section 2.14(e)............................................  Excess Parachute Payments
Section 2.15...............................................  Copyrights
Section 2.15(b)............................................  Trademarks
Section 2.15(c)............................................  Patents
Section 2.15(e)(1).........................................  Inbound License Agreements
Section 2.15(e)(2).........................................  Outbound License Agreements
Section 2.15(h)............................................  Infringement
Section 2.15(i)............................................  Pending or Threatened Infringement Claims

Section 2.15(j)............................................  Infringement Matters
Section 2.15(k)............................................  Existing Software Products
Section 2.15(l)............................................  Non Company Intellectual Property Rights
                                                             Existing and Currently Manufactured
Section 2.15(m)............................................  Software
Section 2.15(o)............................................  Year 2000 Compliance
Section 2.15(p)............................................  Foundry Relationships
Section 2.16...............................................  Insurance
Section 2.18...............................................  Product Warranties
Section 2.19...............................................  Suppliers and Customers
Section 2.22...............................................  Affiliates
Section 4.1................................................  Conduct of Business
Section 5.3(i).............................................  Third Party Consents

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 4, 1999, is by and among Level One Communications, Incorporated, a Delaware corporation (the "Company"), Intel Corporation, a Delaware corporation ("Parent"), and Intel RSW Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 7.9 of this Agreement.

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is advisable and fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Parent, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

     Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), (a) a Certificate of Merger substantially in the form of Exhibit E (the "Certificate of Merger") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered for filing to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL and (b) the parties shall make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, or such later time as Parent and the Company may agree upon and as may be set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 5, at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     Section 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     Section 1.8. Conversion of Shares.

     (a) At the Effective Time, each share of common stock of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Merger Consideration"). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) The "Exchange Ratio" shall be 0.43.

     (c) At the Effective Time, each outstanding share of the common stock of Acquisition shall be converted into one share of common stock of the Surviving Corporation.

     (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

     Section 1.9. Dissenters' Rights. In accordance with Section 262 of the DGCL, the holders of the Shares shall not be entitled to dissenters' or appraisal rights.

     Section 1.10. Exchange of Certificates.

     (a) From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article I: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 1.8; and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.

     (b) Not later than two (2) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and, if applicable, cash to be paid for fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be issued a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder is entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and a check representing the amount of consideration payable in lieu of fractional shares shall be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Law, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

     (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     (f) No fractions of a share of Parent Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the Nasdaq National Market on the business day immediately preceding the date hereof by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

     (g) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the expiration of one (1) year after the Effective Time shall be delivered to Parent upon demand and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

     (h) Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

     Section 1.11. Stock Options.

     (a) At the Effective Time, each outstanding option, warrant or other right to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the Level One Communications, Incorporated 1993 Stock Option Plan, the Level One Communications, Incorporated 1985 Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the Jato Technologies, Inc. 1997 Stock Option Plan, the San Francisco Telecom Stock Option Plan and the Acclaim Communications 1996 Stock Incentive Plan, as amended July 14, 1997, or other agreement or arrangement other than options held by the Company's outside directors, whether vested or unvested, shall be converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Parent Common Stock in accordance with the terms of this
Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued other than outstanding warrants or rights are referred to collectively as the "Company Plans." Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant, whether or not vested, in full immediately prior to the Effective Time rounded to the nearest whole share at a price per share equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (y) the product of (i) the number of Shares otherwise purchasable pursuant to such Company Stock Option, multiplied by (ii) the Exchange Ratio; provided, however, that in the case of any option to which
Section 421 of the Code applies by reason of its qualification under Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and that the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by and subject to the provisions of such Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

     (c) At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.11. Not later than five (5) business days after the Effective Time, Parent shall, if no registration statement is in effect covering such Parent shares, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by persons who are directors, officers or employees of the Company or its subsidiaries and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) At or before the Effective Time, the Company shall cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.11.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Schedule (the "Company Disclosure Schedule") delivered by the Company to Parent in accordance with Section 4.13 (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) that:

     Section 2.1. Organization and Qualification; Subsidiaries; Investments.

     (a) Section 2.1(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Company's directly or indirectly owned subsidiaries and branch offices, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Each of the Company and its subsidiaries is duly organized, validly existing and, except as set forth in Section 2.1 of the Company Disclosure Schedule, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and bylaws (or similar governing documents), as currently in full force and effect, of the Company and each of its subsidiaries. Section 2.1(a) of the Company Disclosure Schedule specifically identifies each subsidiary of the Company that contains any material assets or through which the Company conducts any material operations. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, the Company has no operating subsidiaries other than those incorporated in a state of the United States.

     (b) Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect on the Company" means any circumstance, change in, or effect on the Company and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the operations, financial condition, earnings or results of operations, or the business (financial or otherwise), of the Company and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Company; (i) a change in the market price or trading volume of the Company Common Stock, (ii) a failure by the Company to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 2.1(b)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations, (iii) conditions affecting the semi-conductor industry as a whole or the U.S. economy as a whole, or (iv) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.

     (c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment in an amount of Three Hundred Thousand Dollars ($300,000) or more or that represents a five percent (5%) or greater ownership interest in the subject of such investment made by the Company or any of its subsidiaries in any person other than the Company's subsidiaries ("Other Interests"). Except as described in
Section 2.1(c) of the Company Disclosure Schedule, the Other Interests are owned by the Company, by one or more of the Company's subsidiaries or by the Company and one or more of its subsidiaries, in each case free and clear of all Liens (as defined below).

     Section 2.2. Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of Two Hundred Thirty-Six Million Two Hundred Fifty Thousand (236,250,000) Shares, of which, as of March 1, 1999, 38,992,734 Shares were issued and outstanding and Ten Million (10,000,000) shares of preferred stock, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 1, 1999, approximately 7,430,200 Shares were reserved for issuance and, as of March 1, 1999, approximately 6,770,200 were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Between March 1, 1999 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such first date, and between March 1, 1999 and the date hereof, no stock options have been granted. Except as set forth above and for the Company's 4% Convertible Subordinated Notes due 2004 (the "Subordinated Notes") issued pursuant to the Indenture dated as of August 15, 1997, by and between the Company and State Street Bank and Trust Company of California, N.A. (the "Indenture"), as of the date hereof, there are outstanding
(i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities of the Company, (iii) no options, preemptive or other rights to acquire from the Company or any of its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding rights or obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. The Company has not voluntarily accelerated the vesting of any Company Stock Options as a result of the Merger or any other change in control of the Company.

     (b) All of the outstanding capital stock of the Company's subsidiaries owned by the Company is owned, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of Applicable Law). Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no (i) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, (ii) options or (iii) other rights to acquire from the Company or any of its subsidiaries any capital stock or other ownership interests in or any other securities of any subsidiary of the Company, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in Section
2.14 of the Company Disclosure Schedule or that are otherwise not material, (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

     (c) The Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Section 2.3. Authority Relative to this Agreement; Recommendation.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations under this Agreement and the Stock Option Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement, or to consummate the transactions contemplated hereby or thereby, except the approval of this Agreement by the holders of a majority of the outstanding Shares. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitute the valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     (b) Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously (1) approved this Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby, (2) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company's stockholders, and
(3) has not withdrawn or modified such approval or resolution to recommend (except as otherwise permitted in this Agreement).

     Section 2.4. SEC Reports; Financial Statements.

     (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since January 1, 1997, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present, in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of any of the representations or warranties in this Section 2.4(a) as a result of any changes to the Company SEC Reports that the Company may make in response to comments received from the SEC on the S-4 or the Proxy Statement (each as defined below).

     (b) The Company has heretofore made, and hereafter will make, available to Acquisition or Parent a complete and correct copy of any amendments or modifications that are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger

(the "S-4") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement insofar as it relates to the meeting of the Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition that is contained in or omitted from any of the foregoing documents.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to and no material permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the Stock Option Agreement or the consummation by the Company of the transactions contemplated hereby or thereby. Neither the execution, delivery and performance of this Agreement or the Stock Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract (including any material Supply Contract), agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any material note, bond, mortgage, indenture, lease, license, contract (including any material Supply Contract), agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which it or any of its properties or assets are bound or (iii) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of its properties or assets.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto). Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section
2.8 of the Company Disclosure Schedule, since September 30, 1998, there have been no events, changes or effects with respect to the Company or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, since September 30, 1998, the Company and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any (i) material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries; (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, not covered by insurance; (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any of its subsidiaries (other than wholly-owned subsidiaries) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries; (iv) amendment of any material term of any outstanding security of the Company or any of its subsidiaries; (v) incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; (vi) creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices; (vii) loan, advance or capital contributions made by the Company or any of its subsidiaries to, or investment in, any person other than (x) loans or advances to employees in connection with business-related travel, (y) loans made to employees consistent with past practices that are not in the aggregate in excess of Fifty Thousand Dollars ($50,000), and (z) loans, advances or capital contributions to or investments in wholly-owned subsidiaries, and in each case made in the ordinary course of business consistent with past practices; (viii) material transaction or commitment made, or any material contract or agreement entered into, by the Company or any of its subsidiaries relating to its material assets or business (including the acquisition (by sale, license or otherwise) or disposition (by sale, license or otherwise) of any material assets) or any relinquishment by the Company or any of its subsidiaries of any contract, agreement or other right, in any such case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; (x) any exclusive license, distribution, marketing, sales or other agreement entered into or any agreement to enter into any exclusive license, distribution, marketing, sales or other agreement; (xi) "development services" or other similar agreement with Thinkit Technologies, Inc.; or (xii) change by the Company or any of its subsidiaries in its accounting principles, practices or methods. Since September 30, 1998, except as disclosed in the Company SEC Reports filed prior to the date hereof or increases in the ordinary course of business consistent with past practices, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its subsidiaries to (a) officers of the Company or any of its subsidiaries or (b) any employee of the Company or any of its subsidiaries whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more.

     Section 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or brought by any person that is material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Except as publicly disclosed by the Company in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in material compliance with the terms of the Company Permits. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

     Section 2.11. Employee Benefits.

     (a) For purposes of this Agreement, "Compensation and Benefit Plans" means, collectively, each written bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement, that covers employees or directors of the Company or any of its subsidiaries, or pursuant to which former employees or directors of the Company or any of its subsidiaries are entitled to current or future benefits. To the knowledge of the Company, there are no oral Compensation and Benefit Plans to which the Company is a party. The Company has made available to Parent copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Compensation and Benefit Plans maintained, or contributed to, by the Company or of its subsidiaries or any person or entity that, together with the Company and its subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current employees, officers or directors of the Company or any of its subsidiaries. The Company has also made available to Parent true, complete and correct copies of (1) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Compensation and Benefit Plan (if any such report was required), (2) the most recent summary plan description for each Compensation and Benefit Plan for which such summary plan description is required and (3) each trust agreement and group annuity contract related to any Compensation and Benefit Plan. Each Compensation and Benefit Plan has been administered in accordance with its terms. Each of Company's subsidiaries and all the Compensation and Benefit Plans are all in compliance with applicable provisions of ERISA and the Code.

     (b) Except as otherwise provided in Section 2.11(b) of the Company Disclosure Schedule, the Company and its subsidiaries have performed in all material respects their obligations under each Compensation and Benefit Plan; each Compensation and Benefit Plan and each trust or other funding medium, if any, established in connection therewith has at all times been established, maintained and operated in material compliance with its terms and the requirements prescribed by Applicable Law, including, without limitation, ERISA and the Code.

     (c) With respect to those Pension Plans that are intended to be qualified under Section 401(a) of the Code, such Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would materially adversely affect its qualification or materially increase its costs.

     (d) Except as otherwise provided Section 2.11(d) of the Company Disclosure Schedule, with respect to each Pension Plan currently or formerly maintained by the Company or any entity which is under "common control" with the Company (within the meaning of Section 4001 of ERISA) which is subject to Title IV of ERISA, neither Company or its subsidiaries has incurred, nor do any of them reasonably expect to incur, any liability to the Pension Plan or to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Pension Plan, including, without limitation, any liability under Section 4069 of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any Pension Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of the Company and its subsidiaries to the Pension Plan or to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against Parent, the Company or its subsidiaries by the PBGC subsequent to the Closing Date.

     (e) At all times on and after the effective date of ERISA, neither Company nor any of its subsidiaries nor any entity which is under "common control" with the Company (within the meaning of Section 4001 of ERISA) has maintained, contributed to or otherwise had any obligation with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

     (f) Except as disclosed in Section 2.11(f) of the Company Disclosure Schedule, there are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending to the knowledge of Company, threatened, anticipated or expected to be asserted with respect to any Compensation and Benefits Plan or any related trust or other funding medium thereunder or with respect to Company or its subsidiaries, as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

     (g) No Compensation and Benefit Plan maintained by Company or its subsidiaries or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of Company, the subject of a material audit, investigation or examination by an governmental or quasi-governmental agency.

     (h) Except as provided in Section 2.11(h) of the Company Disclosure Schedule, (1) no "reportable event" (as such term is used in Section 4043 of ERISA), "accumulated funding deficiency" (as such terms is used in Section 412 or 4971 of the Code or Section 302 of ERISA), application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code or "prohibited transaction" (as such term is used in Section 4975 of the Code and/or Section 406 of ERISA), has occurred with respect to any Compensation and Benefit Plan established or maintained by Company or its subsidiaries primarily for the benefit of participants employed within the United States; (2) neither Company nor its subsidiaries has any commitment, intention or understanding to create, terminate or adopt any Compensation and Benefit Plan that would result in any additional liability to Parent, the Company or its subsidiaries; and (3) since the beginning of the current fiscal year of any Compensation and Benefit Plan, no event had occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining such Compensation and Benefit Plan maintained by Company, and its subsidiaries from the level of benefits or expense incurred for the most recently completed fiscal year of such Compensation and Benefit Plan.

     (i) Section 2.11(i) of the Company Disclosure Schedule lists all outstanding Stock Options as of March 1, 1999, identifying for each such option:
(1) the number of shares issuable, (2) the number of vested shares, (3) the date of expiration and (4) the exercise price.

     (j) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made.

     (k) Except as provided by this Agreement or in Section 2.11(k) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation and Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of the Company, or its subsidiaries, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

     (l) With respect to each Compensation and Benefit Plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Foreign

Plans"), are listed on Section 2.11(l) of the Company Disclosure Schedule. As regards each such Foreign Plan:

          (i) Each of the Foreign Plans is in compliance in all material respects with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans;

          (ii) All contributions to, and payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Effective Date. All such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, or disclosed to Parent within 15 days following the date hereof in Section 2.11(d)(ii) of the Company Disclosure Schedule;

          (iii) All material reports, returns and similar documents, if any, with respect to any Foreign Plan required to be filed with any governmental body or distributed to any Foreign Plan participant have been duly and timely filed or distributed or will be filed or distributed by the Closing Date, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan;

          (iv) Each of the Foreign Plans has been administered at all times, and in all material respects, in accordance with its terms. To the knowledge of Company, there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and

          (v) The consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan other than the triggering of payment to participants.

     (m) Each Compensation and Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder and all other applicable laws. All amendments and actions required to bring each of the Compensation and Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time and are disclosed Section 2.11(m) of the Company Disclosure Schedule or will be provided to Parent within fourteen
(14) days of the date hereof.

     (n) Each group medical plan sponsored by the Company or its subsidiaries materially complies with the Medicare Secondary Payor Provisions of Section 1826(b) of the Social Security Act, and the regulations promulgated thereunder.

     (o) Neither Company nor its subsidiaries is, nor do any of them expect to be, subject to (1) a security interest pursuant to Section 412(f) of the Code or
(2) a lien pursuant to Section 412(n) of the Code or Section 4068 or 302(f) of ERISA.

     (p) Except as set forth on Section 2.11(p) of the Company Disclosure Schedule, Parent, the Company and its subsidiaries may terminate or amend any Compensation and Benefit Plan maintained by the Company or its subsidiaries or may cease contributions to any such Compensation and Benefit Plans without incurring any material liability other than a benefit liability accrued in accordance with the terms of such Compensation and Benefit Plan immediately prior to such amendment, termination or ceasing of contributions.

     (q) Neither the Company nor its subsidiaries maintained any Compensation and Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of

ERISA and section 4980B(b) of the Code and the Company and its subsidiaries are not subject to any liability, including without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

     (r) Neither the Company nor its subsidiaries has incurred, nor does the Company reasonably expect either it or any subsidiary to incur, any liability for any tax imposed under Sections 4971 through 4980B of the Code or civil liability under Section 501(i) or (1) of ERISA;

     (s) Neither the Company nor its subsidiaries has incurred any liability for any tax, excise tax, penalty or fee with respect to any Compensation and Benefit Plan, including, but not limited to, taxes arising under Section 4971, 4977, 4978, 4878B, 4979, 4980 or 4980B of the Code, and no event has occurred and no circumstance has existed that could give rise to any such liability.

     (t) Except as provided in Section 2.11(t) of the Company Disclosure Schedule, no insurance policy nor any other contract or agreement affecting any Compensation and Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

     Section 2.12. Labor and Employment Matters. Except as set forth on Section
2.12 of the Company Disclosure Schedule:

          (a) No collective bargaining agreement exists that is binding on the Company or any of its subsidiaries, and the Company has not been officially apprised that any petition has been filed or proceeding instituted by an employee or group of employees of the Company, or any of its subsidiaries, with the National Labor Relations Board seeking recognition of a bargaining representative.

          (b) (i) To the Company's knowledge, there is no labor strike, dispute, slow down or stoppage pending or threatened against the Company or any of its subsidiaries; and

               (ii) Neither the Company nor any of its subsidiaries has received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of their respective employees.

          (c) All individuals who are performing consulting or other services for the Company or any of its subsidiaries are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be, and, at the Closing Date, will qualify for such classification.

          (d) Section 2.12(d) of the Company Disclosure Schedule, which has been delivered supplementally to Parent by the Company on the date hereof, contains a preliminary list of the name of each officer, employee and consultant of the Company or any of the Company's subsidiaries, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person, and within twenty-one (21) days of the date hereof, the Company will deliver supplementally to Parent a final list of the name of each officer, employee and consultant of the Company or any of the Company's subsidiaries, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. As of the date hereof, the Company has not received any information that would lead it to believe that any such person will or may cease to be engaged by the Company or such subsidiary for any reason, including because of the consummation of the transactions contemplated by this Agreement.

          (e) The Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees.

          (f) The Company and each of its subsidiaries has in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

          (g) To the knowledge of the Company, there are no pending or threatened claims or actions against the Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy.

     Section 2.13. Environmental Laws and Regulations.

     (a) The term "Environmental Laws" means any applicable federal, state, local or foreign law, statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (a) Releases (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment,
(b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (c) the health or safety of employees in the workplace, (d) protecting or restoring natural resources or (e) the environment. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. sec. 9601(14)), including "hazardous waste" as defined in 42 U.S.C. sec. 6903, (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, (6) any material regulated as a medical waste, (7) lead containing paint, (8) radioactive materials and (9) "Hazardous Substance" or "Hazardous Material" as those terms are defined in any indemnification provision in any contract, lease, or agreement to which the Company or any of its subsidiaries is a party.

     (b) During the period of ownership or operation by the Company and its subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or any of its subsidiaries in, on, under or affecting such properties or any surrounding site, and neither the Company nor any of its subsidiaries has disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release, except in each case for those which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There have been no Releases of Hazardous Material by the Company or any of its subsidiaries in, on, under or affecting their current or previously owned or leased properties or any surrounding site at times outside of such periods of ownership, operation or lease, except in each case for those which, individually on in the aggregate, would not have a Material Adverse Effect on the Company. Since January 1, 1995, the Company and its subsidiaries have not received any written notice of, or entered into any order, settlement or decree relating to:
(a) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or (b) the response to or remediation of Hazardous Material at or arising from any of the Company's properties or any subsidiary's properties. There have been no violations of any Environmental Laws by the Company or any subsidiary which violations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     (c) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that constitute a violation by the Company or any of the Company's subsidiaries of, or are reasonably likely to prevent or interfere with the Company's or any of the Company's subsidiaries' future compliance with, any Environmental Laws, other than any of the foregoing that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 2.14. Taxes.

     (a) Definitions. For purposes of this Agreement:

          (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

          (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.

     (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, the Company and its subsidiaries have duly and timely filed all Tax Returns required to be filed; and such Tax Returns are complete and accurate and correctly reflect the Tax liability required to be reported thereon. Such Tax Returns do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

     (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the Company and its subsidiaries have paid or adequately provided in the financial statements included in the SEC Reports for all Taxes (whether or not shown on any Tax Return) accrued through the date of such Company SEC Reports; all Taxes the Company and its subsidiaries accrued following the end of the most recent period covered by the Company SEC Report have been accrued in the ordinary course of business of the Company and each such subsidiary and have been paid when due in the ordinary course of business; and no material election has been made with respect to Taxes of the Company or its subsidiaries in any Tax Returns that have not been provided to Parent.

     (d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

     (e) Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (f) Except as set forth in Section 2.14(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

     (g) Except as set forth in Section 2.14(g) of the Company Disclosure Schedule, there is currently no limitation on the utilization of net operating losses, built-in losses, tax credits or other similar items of the Company or its subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder.

     (h) Except as set forth in Section 2.14(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed to, or is required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

     (i) Neither the Company nor any of its subsidiaries are "consenting corporations" within the meaning of Section 341(f)(1) of the Code.

     Section 2.15. Intellectual Property.

     (a) Section 2.15(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others, by the Company or any of its subsidiaries, a complete and accurate list of all United States and foreign (a) patents and patent applications; (b) Trademark registrations and applications and material unregistered Trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). For purposes of this Agreement, "Intellectual Property" means: trademarks and service marks (whether register or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) (collectively "Patents"); copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively

"Copyrights"); computer software; databases; works of authorship; mask works; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, "Trade Secrets").

     (b) Trademarks.

     (i) All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question.

     (ii) No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

     (iii) To the knowledge of the Company, there has been no prior use of any material Trademark by any third party that confer upon said third party superior rights in any such Trademark.

     (iv) All material Trademarks registered in the United States have been in continuous use by the Company or its subsidiaries.

     (v) The Company and its subsidiaries have adequately policed the Trademarks against third party infringement, and the material Trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

     (c) Patents.

     (i) All Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question.

     (ii) No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

     (iii) There is no patent or, to the Company's knowledge, patent application of any person that conflicts in any material respect with any Patent or invalidates any claim the Company, or any of the Company's subsidiaries, has in any Patent.

     (d) Trade Secrets.

     (i) The Company and each of its subsidiaries has taken reasonable steps in accordance with normal industry practice to protect their respective rights in its Trade Secrets.

     (ii) Without limiting the generality of Section 2.15(d)(i) and except as would not be materially adverse to the Company or its business, the Company and each subsidiary enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms that assign to the Company all rights to any Intellectual Property rights relating to the Company's business that are developed by the employee, consultant or contractor, as applicable, in the course of his or her activities for the Company or are developed during working hours or using Company resources and that otherwise appropriately protect the Intellectual Property of the Company and its subsidiaries, and, except under confidentiality obligations, there has been no disclosure by the Company or any subsidiary of material confidential information or Trade Secrets.

     (e) License Agreements.

     Section 2.15(e)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company or any of its subsidiaries any material right to use or practice any rights under any Intellectual Property other than software commercially available on reasonable terms to any person for a license fee of no more than One Hundred Thousand Dollars ($100,000) or otherwise material to the Company (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Section 2.15(e)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or any of its subsidiaries licenses software or grants other rights in to use or practice any rights under any Intellectual Property, excluding licenses with customers that in the twelve-month period prior to the date hereof have purchased or licensed products for which the total payments to the Company and its subsidiaries did not exceed One Hundred Thousand Dollars ($100,000) or otherwise material to the Company (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no material outstanding or, to the Company's knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

     (f) Ownership; Sufficiency of IP Assets. The Company or one of its subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property material to its business. The Intellectual Property identified in
Section 2.15(a) of the Company Disclosure Schedule, together with the Company's and its subsidiaries' unregistered copyrights and the Company's and such subsidiaries' rights under the licenses granted to the Company or any of its subsidiaries under the Inbound License Agreements, constitute all the material Intellectual Property rights used in the operation of the Company's and its subsidiaries' businesses as they are currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the Effective Time in substantially the same manner as such businesses have been operated by the Company prior thereto.

     (g) Protection of IP. The Company has taken reasonable steps to protect the Intellectual Property of the Company and its subsidiaries.

     (h) No Infringement by the Company. Except as set forth on Schedule 2.15(c) of the Company Disclosure Schedule, the products used, manufactured, marketed, sold or licensed by the Company and its subsidiaries, and all Intellectual Property used in the conduct of the Company's and its subsidiaries' businesses as currently conducted, do not, or with respect to any Trademark, or patent application, to the knowledge of the Company, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party, including any Intellectual Property of any third party.

     (i) No Pending or Threatened Infringement Claims. Except and to the extent publicly disclosed in the Company SEC Reports, no litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and, to the Company's knowledge, no notice or other claim in writing has been received by the Company within the one (1) year prior to the date of this Agreement, (A) alleging that the Company any of its subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. Except as specifically disclosed in one or more Sections of the Company Disclosure Schedule pursuant to this Section 2.15, no Intellectual Property (a) that is owned by the Company or any of its subsidiaries or the subject of an Inbound License Agreement, is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any such subsidiary, except as may be provided in an Inbound License Agreement, or (b) that is the subject of an Outbound License Agreement, is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the sale, transfer, assignment or licensing thereof by the Company or any of its subsidiaries to any person.

     (j) No Infringement by Third Parties. Except as and to the extent publicly disclosed in the Company SEC Reports or as set forth in Section 2.15(j) of the Company Disclosure Schedule, to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by the Company or any of its subsidiaries, and no such claims have been brought against any third party by the Company or any of its subsidiaries.

     (k) Assignment; Change of Control. Except as set forth in Section 2.14(k) to the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's or any of its subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

     (l) Software. The Software owned or purported to be owned by the Company or any of its subsidiaries, was either (i) developed by employees of the Company or any of its subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or any of its subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a subsidiary from a third party. Except as set forth in Section 2.15(l) of the Company Disclosure Schedule, the Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company or any of its subsidiaries, except for such materials or development environments obtained by the Company or any of its subsidiaries from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this
Section 2.15(l), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

     (m) Performance of Existing Software Products. The Company's and its subsidiaries' existing and currently manufactured and marketed Software products listed and described on Section 2.15(m) of the Company Disclosure Schedule perform in all material respects, free of significant bugs, viruses or programming errors, the functions described in any agreed specifications or end user documentation or other information provided to customers of the Company or its subsidiaries on which such customers relied when licensing or otherwise acquiring such products.

     (n) Documentation. The Company and its subsidiaries have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

     (o) Year 2000 Compliance.

     (i) Except as set forth in Section 2.15(o) of the Company Disclosure Schedule, all of the Company's and its subsidiaries' material products (including products currently under development) will record, store, process and calculate and present calendar dates falling on and after December 31, 1998, and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1998, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant"). Except as set forth in
Section 2.15(o) of the Company Disclosure Schedule, (A) all of the Company's and its subsidiaries' material products will lose no significant functionality with respect to the introduction of records containing dates falling on or after December 31, 1998; and (B) all of the Company's and its subsidiaries' internal computer systems comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) related to the Company's and its subsidiaries' businesses (collectively, a "Business System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company and its subsidiaries, including its accounting systems, are Year 2000 Compliant. Except as set forth on Section 2.15(o) of the Company Disclosure Schedule, the current versions of the Company's and its subsidiaries' software and all other Intellectual Property may be used prior to, during and after December 31,

1998, such that such Software and Intellectual Property will operate prior to, during and after such time period without error caused by date data that represents or references different centuries or more than one century.

     (ii) The Company's material products and the conduct of the Company's business with its material customers and suppliers will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. Except as set forth on Section 2.15(o) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is reasonably likely to incur material expenses arising from or relating to the failure of any of its Business Systems or any products (including all products sold on or prior to the date hereof) as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000.

     (p) Foundry Relationships. Section 2.15(p) of the Company Disclosure Schedule sets forth a complete and correct description of each and every (1) foundry relationship, wafer manufacturing and fabricating agreement, understanding or commitment, and (2) integrated circuit die or device purchase, supply or service agreement, understanding or commitment, used by or in connection with the Company's business, in whole or in part, whether written or oral ("Supply Contracts"). The Company has delivered to Parent a correct and complete copy or oral summary of each Supply Contract. There are no fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding under such Supply Contracts. The quantities available for purchase under each such written Supply Contract are as stated on the face of such Supply Contract and are either summarized in Section 2.15(p) of the Company Disclosure Schedule or will be provided to Parent within twenty-one (21) days of the date hereof. Each manufacturing or service site that requires qualification under the terms of a Supply Contract is qualified, and no unresolved differences with respect to product or process specifications remains outstanding. All manufacturing or service terms and conditions are as they appear to be on the face of the Supply Contracts. The Company has not received any written or oral notice from the other party to any Supply Contract, or from any other supplier to the Company, to the effect that such party will not accept purchase orders from the Company on such terms, conditions and quantities consistent with past practices. Prices required to be paid for products or services under such Supply Contract are either summarized on Section 2.15(p) of the Disclosure Schedule or will be provided to Parent within twenty-one (21) days of the date hereof. No condition exists that permit a termination or a material change of such Supply Contracts by the other party under such Supply Contract. Either section 2.15(p) of the Company Disclosure Schedule sets forth information regarding wafer starts and products in production as of the date hereof or such information will be provided to Parent within twenty-one (21) days of the date hereof. Schedule 2.15(p) of the Company Disclosure Schedule sets forth manufacturing information since January 1, 1998 regarding yields under the Supply Contracts or such information will be provided to Parent within twenty-one (21) days of the date hereof.

     Section 2.16. Insurance. Each of the Company and its subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. Each material Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Except as set forth in Section 2.16 of the Company Disclosure Schedule, none of the material Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims of which the Company has knowledge under the Insurance Policies have been filed in a timely fashion.

     Section 2.17. Certain Business Practices. None of the Company, any of its subsidiaries or any directors or officers or, to the Company's knowledge, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     Section 2.18. Product Warranties. Section 2.18 of the Company Disclosure Schedule sets forth complete and accurate copies of the forms of written warranties and guaranties by the Company or any of its subsidiaries currently in effect with respect to its products. There have not been any material deviations from such warranties and guaranties, and neither the Company, any of its subsidiaries nor any of their respective salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties materially in excess of such warranties or guaranties. Neither the Company nor any of its subsidiaries has made any material oral warranty or guaranty with respect to its products not described on such schedule.

     Section 2.19. Suppliers and Customers. The documents and information supplied by the Company to Parent or any of its representatives with respect to relationships and volumes of business done with its significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, neither the Company nor any of its subsidiaries has received notices of termination or written threats of termination from any of the ten (10) largest suppliers or the Twenty-Five (25) largest customers of the Company and its subsidiaries.

     Section 2.20. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     Section 2.21. Tax Treatment. Neither the Company (including any of its subsidiaries) nor any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.22. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 2.22 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

     Section 2.23. Opinion of Financial Adviser. Lehman Brothers Inc. (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares. Such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion has been delivered to Parent.

     Section 2.24. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 2.25. Representations Complete. None of the representations or warranties made by the Company in this Agreement or any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders in connection with soliciting their proxy or consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

     Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

     Section 3.1. Organization.

     (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificates of Incorporation and bylaws as currently in full force and effect, of Parent and Acquisition.

     (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect on Parent" means any circumstance, change in, or effect on Parent and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the operations, financial condition, assets, earnings, or results of operations, or the business (financial or otherwise) of Parent and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Parent; (i) a change in the market price or trading volume of the Parent Common Stock, (ii) a failure by the Parent to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 3.1(b)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations, (iii) conditions affecting the semi-conductor industry as a whole or the U.S. economy as a whole, or (iv) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.

     Section 3.2. Capitalization of Parent and its Subsidiaries.

     (a) The authorized capital stock of Parent consists of Four Billion, Five Hundred Million (4,500,000,000) shares of Parent Common Stock, of which, as of February 19, 1999, approximately One Billion, Six Hundred Sixty One Million (1,661,000,000) shares of Parent Common Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of February 19, 1999, approximately Three Hundred Twenty Two Million (322,000,000) shares of Parent Common Stock were available for issuance under Parent's option plans, of which approximately One Hundred Fifty One Million (151,000,000) were issuable upon or otherwise deliverable in connection with the exercise of options outstanding on such date. Between February 19, 1999 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options and warrants already in existence on such date and except for grants of stock options to employees, officers and directors in the ordinary course of business consistent with past practice. The amounts set forth above do not reflect the special stock distribution announced by Parent on January 28, 1999, pursuant to which each stockholder of record on March 23, 1999 will receive one share of Parent Common Stock for each share of Parent Common Stock held on such record date, which special stock distribution will be payable on April 11, 1999.

     (b) The Parent Common Stock constitutes the only class of equity securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

     Section 3.3. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes, assuming the due authorization, execution and delivery hereof by the Company, a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 3.4. SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents ("Parent SEC Reports") with the SEC since January 1, 1997, each of which, complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Notwithstanding the foregoing, Parent shall not be deemed to be in breach of any of the representations or warranties in this Section 3.4 as a result of any changes to the Parent SEC Reports that Parent may make in response to comments received from the SEC on the S-4 or the Proxy Statement.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition in writing for inclusion or incorporation by reference to (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Proxy Statement will at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company that is contained in or omitted from any of the foregoing documents.

     Section 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or
(iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets.

     Section 3.7. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.8. Tax Treatment. Neither Parent, Acquisition nor, to the knowledge of Parent, any of its affiliates has taken, proposes to take, or has agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

     Section 3.10. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

     Section 3.11. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent (including the notes thereto). There have been no events, changes or effects with respect to Parent or its subsidiaries that have had a Material Adverse Effect on Parent that have not been publicly disclosed by Parent in the Parent SEC Reports.

     Section 3.12. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, to the knowledge of Parent, Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"). Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in material compliance with the terms of Parent Permits. Except as publicly disclosed by Parent in the Parent SEC Reports, to the knowledge of Parent, the businesses of Parent and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same.

     Section 3.13 Representations Complete. None of the representations or warranties made by Parent in this Agreement or any statement made in any Schedule or certificate furnished by Parent pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their proxy or consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 4

                                   COVENANTS

     Section 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

          (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options granted under the Company Plans prior to the date hereof and except for grants of options in the ordinary course of the Company's business consistent with past practices;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries except as may be required under the Indenture, any Company Option or any other agreement set forth in Section 4.1(c) of the Company Disclosure Schedule, provided that the Company shall not reduce, or agree to reduce, the conversion price of the Subordinated Notes;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any subsidiary;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under existing lines of credit in the ordinary course of business, or modify or agree to any amendment of the terms of any of the foregoing (including the Subordinated Notes); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (g) except as may be required by Applicable Law, enter into, adopt or amend or terminate any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

          (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, the terms of which are in all material respects completely and correctly disclosed on Schedule 4.1(j) or as required by applicable federal, state or local law or regulations;

          (i) exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Plans) or otherwise.

          (j) (1) acquire, sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions (including in any transaction or series of related transactions having a fair market value in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate), other than sales of its products and licenses of software in the ordinary course of business consistent with past practices, (2) enter into any exclusive license, distribution, marketing, sales or other agreement, (3) enter into a "development services" or other similar agreement with Thinkit Technologies, Inc., or
     (4) sell, transfer or otherwise dispose of any Intellectual Property;

          (k) except as may be required as a result of a change in law or in generally accepted accounting principles, materially change any of the accounting principles, practices or methods used by it;

          (l) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business;

          (m) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) enter into any contract or agreement that would be material to the Company and its subsidiaries, taken as a whole;
     (iii) amend, modify or waive any right under any material contract of the Company or any of its subsidiaries; (iv) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company or any of its subsidiaries; (v) authorize any additional or new capital expenditure or expenditures in excess of One Million Dollars ($1,000,000) in the aggregate in any calendar quarter, if any such expenditure or expenditures are not listed in the capital budget attached as Section 4.1(m)(v) of the Company Disclosure Schedule; provided that nothing in the foregoing clause (v) shall limit any capital expenditure required pursuant to existing customer contracts; or (vi) authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

          (n) make any material tax election or settle or compromise any material income tax liability or permit any material insurance policy naming it as a beneficiary or loss-payable to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

          (o) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

          (p) fail to pay any Taxes or other material debts when due;

          (q) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involves more than One Million Dollars ($1,000,000) or that would otherwise be material to the Company or relates to any Intellectual Property matters;

          (r) take any action or fail to take any action that could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the

     Company or its subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which the Company or any of its subsidiaries was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code; or

          (s) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(q) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the exhibits hereto) untrue or incorrect).

     Section 4.2. Preparation of S-4 and the Proxy Statement. The Company and Parent shall diligently work together and promptly prepare and file with the SEC the Proxy Statement and the S-4, respectively. Each of Parent and the Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

     Section 4.3.  No Solicitation or Negotiation.

     (a) The Company, its affiliates (as reasonably determined by the Company) and their respective officers and other employees with managerial responsibilities, directors, representatives (including the Financial Advisor or any other investment banker and any attorneys and accountants) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). The Company also agrees promptly to request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its subsidiaries, if any, to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under the DGCL, the Company may, in response to a proposal or offer for a Third Party Acquisition which was not solicited and which the Board of Directors of the Company determines, based on consultation with the Company Financial Advisor, is from a Third Party that is capable of consummating a Superior Proposal and only for so long as the Board of Directors so determines that its actions are likely to lead to a Superior Proposal, (i) furnish information only of the type and scope with respect to the Company that the Company provided to Parent prior to the date hereof to any such person pursuant to a customary confidentiality agreement as was executed by Parent prior to the execution of this Agreement and (ii) participate in the discussions and negotiations regarding such proposal or offer; provided, further, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Company shall promptly (and in any event within one business day after becoming aware thereof) (1) notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information is requested in connection with a potential Third Party Acquisition, (2) provide a copy of any written agreements, proposals or other materials the Company receives from any such person or group (or its representatives), and (3) advise Parent from time to time of the status and promptly following any material developments the Company has knowledge of concerning the same.

     (b) Except as set forth in this Section 4.3(b), the Company Board shall not withdraw or modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause or permit the Company to enter into any agreement or obligation with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined in subsection (c) below), but in each case only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five (5) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any binding agreement with respect to a Superior Proposal (other than any confidentiality agreement entered into in accordance with clause (i) of Section 4.3(a)) unless concurrently therewith this Agreement is terminated by its terms pursuant to
Section 6.1 and the Company pays all amounts due to Parent pursuant to Section
6.3. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 4.3(b).

     (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include fifteen percent (15%) or more) of the assets of the Company and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; or (vi) the acquisition (or any group of acquisitions) by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal (1) to acquire, directly or indirectly, for consideration consisting solely of cash and/or securities, all of the Shares then outstanding, or all or substantially all the assets, of the Company, (2) that is fully financed or is financeable and contains terms and conditions that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger, taking into account all aspects of the transactions including taxation, form of consideration, conditions to closing and strategic synergies, (3) that the Company Board by a majority vote determines in its good faith judgment (following and based on consultation with the Financial Adviser or another financial advisor of nationally recognized reputation and its legal and other advisors) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain a "right of first refusal" or "right of first offer" with respect to any proposal that Parent may make.

     Section 4.4. Comfort Letters.

     (a) The Company shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

     (b) Parent shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated not more than five (5) days prior to the date of the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

     Section 4.5. Meeting of Stockholders. The Company shall take all actions necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (the "Meeting"). The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through the Company Board, recommend to its stockholders approval of such matters subject to the provisions of Section 4.3(b). The Company and the Parent shall promptly prepare and file with the SEC the Proxy Statement and the S-4 for the solicitation of a vote of the holders of Shares approving the Merger, which, subject to the provisions of Section 4.3(b), shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Company Financial Advisor that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. Whenever any event occurs which is required to be set forth in an amendment or supplement to the S-4 and/or the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone (i) the Meeting to the extent necessary to ensure that any necessary supplement or amendment to this S-4 and/or the Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Meeting is originally scheduled (as set forth in the S-4 and the Proxy Statement), if there are insufficient Shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Meeting. Parent shall use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested.

     Section 4.6. Nasdaq National Market. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     Section 4.7. Access to Information.

     (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities, to all books and records and all personnel files of current employees of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request. Notwithstanding the foregoing, access to the Company's personnel files shall be only permitted to persons from Parent's Network Communications Group and Parent's other employees for which access is reasonably necessary to facilitate the consummation of the Merger and the transactions contemplated thereby. Without limiting any of Parent's other confidentiality obligations, Parent shall maintain all information contained in the Company's personnel files in strictest confidence, will not use such information in violation of any applicable laws, and shall not disclose such information to any third party whatsoever without the prior written consent of the Company and the applicable employee or employees. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information regarding Parent and its subsidiaries as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (1) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended, and (3) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (1), (2) and (3) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

     (c) Parent shall, promptly upon the Company's request, furnish to the Company a complete and correct copy of any Parent SEC Report filed with the SEC after the date hereof.

     (d) Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Corporate Nondisclosure Agreement Number 76308 entered into between the Company and Parent dated as of August 18, 1995, and amended as of January 25, 1999 and as of February 27, 1999.

     Section 4.8. Certain Filings; Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, including Section 4.3(b), each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation and filing of the Proxy Statement and the S-4 and any amendments thereto, any filings that may be required under the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. The Company agrees to use all reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

     (b) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Nothing in the Agreement, however, shall require or be construed to require any party hereto to sell or divest any assets or business or to restrict any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby.

     Section 4.9. Public Announcements. Neither Parent, Acquisition nor the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, or any Third Party Acquisition, without the prior consent of Parent and Acquisition (in the case of the Company) or the Company (in the case of Parent or Acquisition, which consent may be unreasonably withheld), except (i) as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the Nasdaq National Market, or (ii) following a change, if any, of the Company Board's recommendation of the Merger (in accordance with Section 4.3(b)). The first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent, Acquisition and the Company.

     Section 4.10. Indemnification and Directors' and Officers' Insurance.

     (a) After the Effective Time, the Company shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under Applicable Law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under Applicable Law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section
4.10 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by Applicable Law, that the indemnification provided for in this Section 4.10 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.10 and may specifically enforce its terms. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

     (b) From and after the Effective Time, the Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company's Board of Directors prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 4.10.

     (c) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Parent or the Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

     (d) Neither Parent nor any of its Affiliates shall be obligated to guarantee the payment or performance of the Company's obligations under Clauses
(a) or (b) of this Section 4.10 so long as the Company honors such obligations to the extent of its net worth at the Effective Time, and neither Parent nor any such Affiliate shall have any liability or obligation to any Indemnified Person arising from the Company's breach of, or inability to perform its obligations under, such Clauses in excess of the difference between the net worth of the Company at the Effective Time and the aggregate of all amounts paid by the Company in satisfaction of such obligations. The provisions of this Section 4.10 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Company to merge or consolidate with any other Person unless the Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 4.10.

     Section 4.11. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate such that the conditions in Section 5.2(a) or 5.3(a) would not be satisfied at or prior to the Effective Time and (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 4.12. Affiliates; Tax-Free Reorganization.

     (a) The Company shall use all reasonable efforts to obtain from all Company Affiliates and from any person who may be deemed to have become a Company Affiliate, after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

     (b) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

     (c) The Company, on the one hand, and Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits B-1 and B-2, respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in Exhibits B-1 or B-2.

     Section 4.13. Additions to and Modification of Company Disclosure
Schedule. Concurrently with the execution and delivery of this Agreement, the Company has delivered a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent and Acquisition such additions to or modifications of any Sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 2, nor limit the rights and remedies of Parent and Acquisition under this Agreement for any breach by the Company of such representation and warranties; provided, further, that failure to comply with the disclosure obligations required hereunder shall not be deemed to constitute a failure of the conditions set forth in Sections 5.2(b) or 5.3(b) unless the information to be disclosed would constitute a breach of representations or warranties that would cause a failure of the conditions set forth in Section 5.2(a) or 5.3(a) as the case may be.

     Section 4.14. Access to Company Employees. The Company agrees to provide Parent with, and to cause each of its subsidiaries to provide Parent with, reasonable access to its employees during normal working hours following the date of this Agreement, to among other things, deliver offers of continued employment and to provide information to such employees about Parent. All communications by Parent with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company's efficient and orderly operation of its business.

     Section 4.15. Company Compensation and Benefit Plans. The Company agrees to take all actions necessary to amend, merge, freeze or terminate all compensation and benefit plans, effective at the Closing Date, as requested in writing by Parent.

     Section 4.16. Convertible Subordinated Notes. Parent, Acquisition and the Company shall take all necessary actions to ensure that the Surviving Corporation shall (i) assume the due and punctual payment of the principal of, premium, if any, and interest (including liquidated damages, if any) on all the Subordinated Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed, and (ii) have provided for the applicable conversion rights set forth in Section 15.6 of the Indenture and the repurchase rights set forth in Article XVI of the Indenture. Without limiting the foregoing, the Company shall take no actions that would result in an event of default under the Indenture.

     Section 4.17. Immigration, Visas. Parent shall be responsible for obtaining any required visas or other immigration approvals to allow Transferred Employees (defined below) to become employed by Parent at whatever location is specified by Parent.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired;

          (d) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Business after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act) shall have been given, obtained or complied with, as applicable; and

          (e) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities laws or

     "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

     Section 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

          (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two
     (2) executive officers of Parent and Acquisition;

          (c) the shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for quotation on the Nasdaq National Market, upon official notice of issuance;

          (d) the Company shall have received the opinion of tax counsel to the Company or tax counsel to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate and such opinion shall not have been withdrawn or modified in any material respect; and

          (e) the Company shall have received the opinion of legal counsel to Parent and Acquisition as to the matters set forth in Exhibit D.

     Section 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company contained in this Agreement (other than those contained in Section 2.24) shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and the representations and warranties of the Company contained in Section 2.24 shall be true and correct in all respects at and as of the Effective Time, and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (c) Parent shall have received from each affiliate of the Company referred to in Sections 2.21 and 4.12(a) an executed copy of the letter attached hereto as Exhibit A;

          (d) there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or its subsidiaries having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

          (e) Parent shall have received the opinion of tax counsel to Parent or tax counsel to the Company to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate, and such opinion shall not have been withdrawn or modified in any material respect; and

          (f) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit C.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 31, 1999 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

          (c) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent or Acquisition set forth in this Agreement or if any representations or warranties of Parent or Acquisition shall have become untrue, such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its obligations hereunder in any material respect; (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition or the Company to consummate the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within fifteen (15) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; (iii) the Company shall have convened a meeting of its stockholders to vote upon the Merger in accordance with this Agreement and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof); or (iv) the Company Board has received a Superior Proposal, has complied with the provisions of Section 4.3(b), and has made the payment called for by Section 6.3(a); or

          (d) by Parent and Acquisition if (i) there shall have been a breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue, such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having a Material Adverse

     Effect on the Company (or, in the case of Section 4.3, any material breach thereof) or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition or the Company to consummate the Merger, and the Company has not cured such breach within fifteen (15) business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal; (iv) the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger; (v) the Company shall have ceased using all reasonable efforts to call, give notice of, or convene or hold a stockholders' meeting to vote on the Merger as promptly as practicable after the date hereof or shall have adopted a resolution not to effect any of the foregoing; or (vi) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof).

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.7(d) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

     Section 6.3. Fees and Expenses.

     (a) In the event that this Agreement shall be terminated pursuant to:

          (i) Section 6.1(c)(iv) or 6.1(d)(iii);

          (ii) Section 6.1(d)(i), (ii), (iv) or (v) and within twelve (12) months thereafter the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any Third Party (or any affiliate thereof); or

          (iii) Section 6.1(c)(iii) or 6.1(d)(vi) and within twelve (12) months following the stockholders' meeting referred to in either such clause, the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any Third Party (or an affiliate thereof);

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages the Company shall pay to Parent the amount of Seventy-Five Million Dollars ($75,000,000) as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

     (b) Upon the termination of this Agreement pursuant to Section 6.1(c)(iii) or (iv), or Section 6.1(d)(i), (ii), (iii), (iv), (v) or (vi), in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination (including pursuant to Section 6.3(a)), the Company shall pay to Parent the amount of Three Million Dollars ($3,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

     (c) Upon the termination of this Agreement pursuant to Section 6.1(c)(i) or
(ii), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall pay to the Company the amount of Three Million Dollars ($3,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

     (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     (e) Each of the Company, Parent and Acquisition acknowledge that the agreements contained in this Article 6 (including this Section 6.3) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Company, Parent and Acquisition would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts required pursuant to Section 6.3 when due (including circumstances where, in order to obtain such payment Parent or Acquisition commences a suit that results in a final nonappealable judgment against the Company for such amounts), the Company shall pay to Parent or Acquisition (i) their costs and expenses (including attorneys' fees) in connection with such suit and (ii) interest on the amount that was determined to be due and payable hereunder at the rate announced by Chase Manhattan Bank as its "reference rate" in effect on the date such payment was required to be made.

     Section 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under Applicable Law without such approval. This Agreement (including, subject to Section 4.14, the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     Section 7.3. Service Credit.

     (a) To the extent that any employees which accept offers of continued employment become participants in any of Parent's Compensation and Benefits Plans, they shall be given credit for service performed for the Company ("Service Credit") for purposes of the following Parent benefits:

          (i) 401(k)/Profit Sharing Plan (participation and vesting only, not benefit accrual);

          (ii)  Vacation;

          (iii)  Short Term Disability Plan;

          (iv)  Service Awards;

          (v) Service component of any retirement definition (early retirement, rule of 75);

          (vi)  Defined Benefit Plan (participation and vesting only);

          (vii) Supplemental Employee Medical Account Plan ("SERMA") (participation only).

     (b) Transferred Employees shall not be given Service Credit for the following Parent benefits:

          (i)  Sabbatical;

          (ii) Parent Stock Option Plan (acceleration of vesting upon retirement);

          (iii) Benefit accrual under Parent's Defined Benefit Plan;

          (iv)  Benefit accrual under Parent's SERMA;

          (v)  Benefit accrual under Parent's 401(k)/Profit Sharing Plan.

     With respect to the foregoing Parent benefits, service credit shall be counted as of the Effective Time.

     Section 7.4. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     Section 7.5. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

        if to Parent or Acquisition:
               Intel Corporation
               2200 Mission College Blvd.
               Santa Clara, California 95052
               Telecopier: (408) 765-1859
               Attention: General Counsel

           and

               Intel Corporation
               2200 Mission College Blvd.
               Santa Clara, California 95052
               Telecopier: (408) 765-6038
               Attention: Treasurer

           with a copy to:
               Gibson, Dunn & Crutcher LLP
               One Montgomery Street
               Telesis Tower
               San Francisco, California 94104
               Telecopier: (415) 986-5309
               Attention: Kenneth R. Lamb
        if to the Company to:
               Level One Communications Incorporated
               9750 Goethe Road
               Sacramento, California 95827
               Telecopier: 916-854-1103
               Attention: Dr. Robert S. Pepper

           with a copy to:
               Graham & James LLP
               400 Capitol Mall, Suite 2400
               Sacramento, California 95814
               Telecopier: (916) 441-6700
               Attention: Gilles S. Attia, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.6. Governing Law and Venue; Waiver of Jury Trial.

     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
7.5 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

     (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

     Section 7.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 1.11(c), 4.11 and 7.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.

     Section 7.9. Certain Definitions. For the purposes of this Agreement the term:

          (a) "affiliate" means (except as otherwise provided in Sections 2.21 and 4.13) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (b) "Applicable Law" means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

          (c) "business day" means any day other than a day on which the Nasdaq National Market is closed;

          (d) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (e) "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of fifty percent (50%) or more of the assets of the Company and its subsidiaries taken as a whole; (ii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding Shares or any securities convertible into or exchangeable for Shares that would constitute fifty percent (50%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; or (iii) the acquisition by the Company of the assets or stock of a Third Party if, as a result of which the outstanding shares of the Company immediately prior thereto are increased by one hundred percent (100%) or more, or (iv) the merger, consolidation or business combination of the Company with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Company prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

          (f) "knowledge" or "known" means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of any executive officer of the Company or Parent, as the case may be, and, in addition, with respect to the Company, the persons listed on Section 7.9(f) of the Company Disclosure Schedule. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (1) such individual has actual knowledge of such fact, circumstance, event or other matter, or
     (2) such fact, circumstance, event or other matter is reflected in one or more documents (including e-mails sent to such individual) in, or that have been in, such individual's files.

          (g) "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

          (h) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

          (i) "Stock Option Agreement" means that certain Stock Option Agreement of even date herewith between the Company and Parent; and

          (j) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.10. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                    INTEL CORPORATION

                                    By: /s/ ARVIND SODHANI

                                       -----------------------------------------
                                    Name: Arvind Sodhani
                                    Title: Vice President and Treasurer
                                    Date: March 4, 1999

                                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                                    By: /s/ DR. ROBERT S. PEPPER

                                       -----------------------------------------
                                    Name: Dr. Robert S. Pepper
                                    Title: President & Chief Executive Officer
                                    Date: March 4, 1999

                                    INTEL RSW CORPORATION

                                    By: /s/ SUZAN A. MILLER

                                       -----------------------------------------
                                    Name: Suzan A. Miller
                                    Title: President
                                    Date: March 4, 1999

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER BY AND AMONG INTEL CORPORATION,
       LEVEL ONE COMMUNICATIONS, INCORPORATED AND INTEL RSW CORPORATION]